Exhibit 10.4

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made and entered into effective as of August 28, 2018 (the “Effective Date”), by and between Rhinebeck Bank, a New York-chartered savings bank with its principal place of business in Rhinebeck, New York (the “Bank”) and James McCardle (“Executive”). Any reference to the “Company” shall mean any newly-formed the stock holding company of the Bank, or any successor thereto.

WHEREAS, the Bank wishes to assure itself of the continued services of the Executive as Chief Lending Officer of the Bank or any successor executive position with the Bank that is agreed to and consented by Executive (the “Executive Position”) for the period provided in this Agreement; and

WHEREAS, in order to induce the Executive to continue employment with the Bank and to provide further incentive to achieve the financial and performance objectives of the Bank, the parties desire to specify the benefits which shall be due to the Executive in the event of a Change in Control (as defined below).

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.           Term of this Agreement.

(a)          Term and Annual Renewal. The term of this Agreement shall commence as of the Effective Date and shall continue thereafter through December 31, 2019 (the “Term”). Commencing on January 1, 2019, and on each January 1 thereafter (each, a “Renewal Date”), the Term shall extend automatically for one additional year, so that the Term will be [two years] from such Renewal Date, unless either the Bank or the Executive by written notice to the other given at least ninety (90) days prior to such Renewal Date notifies the other of its intent not to extend the same. In the event that notice not to extend is given by either the Bank or the Executive, this Agreement shall terminate as of the last day of then current Term.

(b)          Change in Control. In the event a Change in Control (as defined below) occurs during the initial Term or the extended Term, the Term shall be extended automatically so that it is scheduled to expire no less than two (2) years beyond the effective date of the Change in Control, subject to extension as set forth above.

2.           Definitions. The following words and terms shall have the meanings set forth below for purposes of this Agreement.

(a)          Base Salary. The Executive’s “Base Salary” for purposes of this Agreement shall mean the annual rate of base salary paid to the Executive by the Bank.

(b)          Change in Control. For purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A. For purposes of this Section 2(b), the term “Corporation” is defined to include the Bank, the Company or any of their successors, as applicable.

(i)          A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

(ii)         A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

(iii)        A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

Notwithstanding anything herein to the contrary, a Change in Control shall not be deemed to have occurred either: (i) upon the conversion of the Bank to stock form (as a stand-alone stock bank or as the subsidiary of a mutual or stock holding company); or (ii) following the conversion of the Bank to a subsidiary of a mutual holding company, upon the subsequent conversion of any mutual holding company to stock form, or in connection with any reorganization used to effect such a conversion.

(c)          Termination for Good Reason. For purposes of this Agreement, “Termination for Good Reason” means a termination by the Executive if any of the following occurs without the Executive’s express written consent:

(i)          a material reduction in Executive’s Base Salary and/or aggregate incentive compensation opportunities under the Bank’s annual and long-term incentive plans or programs, as applicable;

(ii)         a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position or any successor executive position with the Bank that is agreed to and consented by Executive;

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(iii)        a relocation of Executive’s principal place of employment by more than 35 miles from the Bank’s main office location as of the date of this Agreement; or

(iv)        a material breach of this Agreement by the Bank.

Notwithstanding the foregoing, prior to any termination of employment for Good Reason, Executive must first provide written notice to the Board of Directors of the Bank within 90 days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within 30 days of the date the Board received the written notice from Executive, but the Bank may waive its right to cure. If the Bank remedies the condition within such 30-day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such 30-day cure period, then Executive may deliver a notice of termination for Good Reason at any time within 60 days following the expiration of such cure period.

(d)          Termination for Cause. “Termination for Cause” shall mean termination because of, in the good faith determination of the Board, the Executive’s:

(i)          material act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank;

(ii)         willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(iii)        breach of fiduciary duty involving personal profit;

(iv)        intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(v)         willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction (except for a conviction related to a traffic violation or a DUI or DWI conviction under applicable law), any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook, which would result in termination of the Bank employees, as from time to time amended and incorporated herein by reference; or

(vii)       material breach by Executive of any provision of this Agreement.

Any determination of Cause under this Agreement will be made by resolution adopted by at least two-thirds vote of the disinterested members of the Board of Directors at the Bank at a meeting called and held for that purpose. Executive will be provided with reasonable notice of such meeting and Executive will be given an opportunity to be heard before such vote is taken by the disinterested members of the Board of Directors of the Bank.

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3.          Benefits upon Termination in Connection with a Change in Control.

(a)          In the event of the Executive’s involuntary termination of employment by the Bank for reasons other than termination for Cause, or a voluntary termination of employment by the Executive that constitutes a Termination for Good Reason occurring on or after a Change in Control during the term, the Bank (or any successor) shall pay the Executive, as severance pay, a cash lump sum payment equal to two (2) times the sum of Executive’s (i) current Base Salary (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher); and (ii) average annual cash incentive compensation awarded under the Rhinebeck Bank Short-Term Incentive and Retention Plan, which would include any percentage of the award that is tax-deferred and payable pursuant to the Rhinebeck Bank Long-Term Incentive and Retention Plan (or any other comparable cash incentive plan) for three most recent annual performance periods immediately prior to the Change in Control. Such payment shall be payable within 30 days following the Executive’s date of termination.

(b)          In the event of the Executive’s termination of employment for reasons that would entitle the Executive to a severance payment under Section 3(a) hereof, Executive and Executive’s family will be entitled to elect continuing medical and dental coverage under Internal Revenue Code (“Code”) Section 4980B (“COBRA”) and the Bank shall pay the cost of the Executive’s (and, to the extent eligible under the terms of the applicable plans, the Executive’s family members’) continuing medical and dental coverage, as in effect on the Executive’s date of termination, and as amended from time to time thereafter, for a period of eighteen (18) months following such date of termination (the “COBRA Period”), to the extent that Executive and Executive’s family members elect COBRA continuation coverage for such period. In the event that paying the cost of such coverage on a non-taxable basis would result in penalties or excise taxes to the Bank or the Bank is unable to provide such coverage on a non-taxable basis, then the cost of such COBRA coverage that is funded by the Bank shall be includable in the taxable income of the Executive.

4.          280G Cutback. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to the Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, the Executive (collectively referred to as the “Change in Control Benefits”) constitute an “excess parachute payment” under Code Section 280G or any successor thereto, and in order to avoid such a result, the Executive’s benefits payable under this Agreement shall be reduced by the minimum amount necessary so that the Change in Control Benefits that are payable to the Executive are not subject to taxes or penalties under Code Sections 280G and 4999.

5.          Source of Payments. All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor to the Bank).

6.          Entire Agreement. This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein. All prior agreements between the Bank and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to the Executive without reference to this Agreement.

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7.           No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

8.           Binding on Successors. The Bank’s obligations under this Agreement shall be binding on any and all successors or assigns, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

9.           Modification and Waiver.

(a)          This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)          No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.         Applicable Law.

(a)          The Board may terminate the Executive’s employment or the Executive may voluntarily terminate employment at any time prior to the occurrence of a Change in Control, and upon such termination, the Bank shall have no further obligation to the Executive hereunder. Any termination by the Board other than Termination for Cause on or after the occurrence of a Change in Control, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall have no right to receive compensation or other benefits for any period after the Executive’s Termination for Cause or if the Executive terminates employment due to death. In the event of Executive’s Disability (as defined in accordance with Code Section 409A) on or after the occurrence of a Change in Control, Executive shall not be entitled to any benefits hereunder.

(b)          In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

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(c)          Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “Separation from Service.” For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(d)          Notwithstanding the foregoing, if Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(e)          Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes Treasury Regulation Section 1.409A-2(b)(2).

11.         Governing Law. This Agreement shall be governed by the laws of the State of New York, but only to the extent not superseded by federal law.

12.         Jurisdiction and Venue.     The parties hereto hereby agree that all demands, claims, actions, causes of action, suits, proceedings, and litigation between or among the parties relating to this Agreement, will be filed, tried, and litigated only in a court located in Dutchess County in the State of New York, unless another venue is required by applicable law. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.

13.         Notice.    For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank	Rhinebeck Bank Two Jefferson Plaza Poughkeepsie, New York 12601 Attention: Corporate Secretary

To the Executive:	Most recent address on file with the Bank

[Signature Page to Follow]

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IN WITNESS WHEREOF, this Agreement is entered into as of the day and date first above written.

RHINEBECK BANK

By:	/s/ Michael J. Quinn
Name:	Michael J. Quinn
Title:	President & CEO

EXECUTIVE

/s/ James McCardle
James McCardle

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